Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-207845, 333-219765) and Form S-8 (Nos. 333-194949, 333-204178, 333-210013, 333-216586, 333-227865) of Aravive, Inc. (formerly known as Versartis, Inc.) of our report dated March 6, 2018 except for the effects of the reverse stock split discussed in Note 16 to the consolidated financial statements, as to which the date is March 14, 2019, relating to the financial statements which appears in this Form 10-K.

/s/	PricewaterhouseCoopers LLP

San Jose, California
March 14, 2019